                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

 Information to be included in statements filed pursuant to rules 13d-1 (b)(c),
         And (d) and amendments thereto filed pursuant to rule 13d-2 (b)
                             (Amendment No. __2___)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
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CUSIP No. 266905 20 7

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1.       Names of Reporting Persons. I.R.S. Identification Nos. of above persons
         (entities only).

         R. Terren Dunlap
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2.       Check the Appropriate Box if a Member of a Group*

               (a)  [ ]
               (b)  [ ]
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3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of         5.       Sole Voting Power

Shares                     - 0-
                  --------------------------------------------------------------
Beneficially      6.       Shared Voting Power

Owned by                   969,495
                  --------------------------------------------------------------
Each              7.       Sole Dispositive Power

Reporting                  - 0-
                  --------------------------------------------------------------
Person            8.       Shared Dispositive Power

With                       969,495
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         969,495
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         10.2%
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12.      Type of Reporting Persons (See Instructions)

         IN
--------------------------------------------------------------------------------


*See instruction before filling out

CUSIP No. 266905 20 7

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Ann B. Dunlap
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*

               (c)  [ ]
               (d)  [ ]
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of         5.       Sole Voting Power

Shares                     - 0-
                  --------------------------------------------------------------
Beneficially      6.       Shared Voting Power

Owned by                   969,495
                  --------------------------------------------------------------
Each              7.       Sole Dispositive Power

Reporting                  - 0-
                  --------------------------------------------------------------
Person            8.       Shared Dispositive Power

With                       969,495
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         969,495
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         10.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Persons (See Instructions)

         IN
--------------------------------------------------------------------------------


*See instruction before filling out
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 7, 2002
                                       --------------------------------
                                                     Date

                                            /s/ R. Terren Dunlap
                                       --------------------------------
                                               R. Terren Dunlap

                                            /s/ Ann B. Dunlap
                                       --------------------------------
                                                Ann B. Dunlap